EXHIBIT  23-B

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement of U S WEST, Inc. on Form S-8, for the 1997 U S WEST Communications Group Broad-Based Stock Option Plan, of our reports dated February 12, 1996, on our audits of the consolidated financial statements U S WEST, Inc., U S WEST Communications Group, and U S WEST Media Group as of December 31, 1995 and for the years ended December 31, 1995 and 1994, which reports are included in the U S WEST, Inc. Annual Report on Form 10-K for the year ended December 31, 1996.


/S/  COOPERS  &  LYBRAND  L.L.P.

Denver,  Colorado
March  31,  1997